EXHIBIT 99.1

Atwood Oceanics Announces A TWO-FOR-ONE STOCK SPLIT

Houston, Texas

11 June 2008

FOR IMMEDIATE RELEASE

Atwood Oceanics, Inc. (NYSE: ATW), Houston–Based International Drilling Contractor (the “Company”), announced today that its Board of Directors approved a two-for-one stock split of its common stock to be effected in the form of a 100% stock dividend payable July 11, 2008, on all shares of common stock outstanding as of the close of business on June 27, 2008.

At the Company’s annual shareholders’ meeting on February 14, 2008, the shareholders of the Company approved the proposal for the adoption of Amendment No. 1 to the Amended and Restated Certificate of Formation (the “Amendment”) in order to increase the number of authorized shares of common stock from 50,000,000 to 90,000,000, thereby facilitating the ability of the Board of Directors to implement a two-for-one stock split in the form of a 100% stock dividend. On February 14, 2008, the Company filed the Amendment with the Secretary of State of the State of Texas.

Statements contained in this report with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors:  the Company’s dependence on the oil and gas industry; the risks involved in the construction and repair of a rig; competition; operating risks; risks involved in foreign operations; risks associated with a possible disruption in operations due to terrorism; risks associated with a possible disruption in operations due to war; and governmental regulations and environmental matters.  A list of additional risk factors can be found in the Company’s annual report on Form 10-K for the year ended September 30, 2007, filed with the Securities and Exchange Commission.

Contact:  Jim Holland

 (281) 749-7804